UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_______________

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NVE Corporation
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11409 Valley View Road Eden Prairie, MN 55344-3617 www.nve.com

Fellow Shareholders:

We were pleased to report record net income and cash flow for fiscal 2020. As the chart at right shows, net income has now increased every fiscal year since 2016.

We have said that the COVID-19 pandemic will have a significant impact on our business this quarter (the quarter ending June 30), but thanks to the dedication and resourcefulness of our employees, suppliers, and distributors, NVE has been operating effectively through the pandemic.

With talented employees, savvy distributors, unique technology, and a strong balance sheet, we are well-positioned to weather the present economic downturn. As the world gets back to normal, people who needed pacemakers and hearing aids will still need them, and automated factories will be more important than ever.

We believe our long-term future is bright, so we are preserving our workforce, continuing to invest in new-product development, and continuing to pay generous dividends.

A Productive Year for Product Development
Fiscal 2020 was an especially productive year for product development. Our growth strategy centers on the "Industrial Internet of Things," which could enable a fourth wave of industrial automation. The first three waves-mechanization in the 18th century; electricity, starting in the late 19th century; and computers in the late 20th century-transformed humanity.

Smart Sensors are a key element of that strategy, and we launched several new smart sensors since my last letter to you. The sensors are “smart” because unlike our legacy sensors, they include analog-to-digital conversion, digital factory calibration, and digital interfaces in one package that is less than one-tenth of an inch square. Those features provide simple, smart connectivity to the Internet of Things. Our spintronic technology, such as spintronic tunneling magnetoresistance, is ideal for these products because of its inherent precision, small size, and low power.

We launched a number of products in addition to Smart Sensors in the past year, including:
    • High-field sensors for medical and industrial applications
    • Power convertors for the Industrial Internet of Things
    • Ultra-rugged couplers for more efficient motor and power controls
    • New types of ultralow-power magnetic switches for medical devices and battery-powered systems
    • High-speed automotive network couplers

Exploring New Worlds and Bringing Our World Closer Together
We qualified our couplers for the Europa Clipper Mission to one of Jupiter’s moons, demonstrating the remarkable ruggedness and reliability of our technology. That experience also helped us earn design wins in communication satellite constellations and other high reliability applications. We continue to work with NASA, the Department of Defense, and their contractors to advance transformative missions.

Putting Shareholders First
We continued to aggressively return cash to enhance your shareholder value. We have now paid well over $100 million since starting dividends in 2015. We also took advantage of a weak stock market late in fiscal 2020 to repurchase some of our stock.

I’m sorry we won’t be able to meet some of you in person, as we have for many years at our Annual Shareholder’s meeting, but of course our first priority is the safety of our shareholders and other attendees. We invite you to call into our virtual annual meeting and visit our Website or YouTube channel to see new product demonstrations.

Sincerely,

Daniel A. Baker
President and Chief Executive Officer

Statements used in this letter that relate to future plans, events, or performance are forward-looking statements that are subject to certain risks and uncertainties including the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-K and other reports filed with the SEC. Actual results could differ materially from the information provided, and we undertake no obligation to update forward-looking statements.